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                                   EXHIBIT 21

                     Schedule of Subsidiaries of the Company


         Parent Company:                  People's Bancshares, Inc.

         Subsidiaries:                    People's Savings Bank of Brockton
                                          A Massachusetts Savings Bank

                                          People's Bancshares Capital Trust








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